EXHIBIT 10.2

Avid Technology, Inc.

Notice of Grant of Restricted Stock Under 2005 Stock Incentive Plan

[NAME]

Employee ID: _____

Dear ___________,

Effective ______________ (the “Effective Date”), you have been granted the right to buy ____ shares of Avid Technology, Inc. (the “Company”) common stock, $0.01 par value per share (the “Shares”), at $__ per share. The total price of the Shares is $_______. The Shares are subject to the terms and conditions of the Company’s 2005 Stock Incentive Plan, as amended and the Terms and Conditions of the Restricted Stock Award, each of which is attached hereto, and which, together with this Notice of Grant of Restricted Stock, forms the complete agreement between you and the Company relative to the Shares.

The Shares will vest as set forth in the following schedule, and will become fully vested on the last date shown.

Vested Shares	Vesting Date

Except as otherwise provided in Section 2(c) of the Terms and Conditions of the Restricted Stock Award, upon termination of your employment, the Company has an option to repurchase the Shares that are not then vested at a price of $___ per Share, pursuant to the Terms and Conditions of the Restricted Stock Award.

By your signature and the Company’s signature below, you and the Company agree that the Shares are granted under and governed by the terms and conditions of the Company’s 2005 Stock Incentive Plan and the Terms and Conditions of the Restricted Stock Award.

AVID TECHNOLOGY, INC.

By _______________________________	Date _______________________

Name:

Title:

Address: One Park West

Tewksbury, MA 01876

__________________________________	Date _______________________

Employee

Address:

Notice of Grant of Restricted Stock under 2005 Stock Incentive Plan (Revised Nov. 2006)

Avid Technology, Inc.

Terms and Conditions of Restricted Stock Award

Granted Under 2005 Stock Incentive Plan

1.	Purchase of Shares.

Avid Technology, Inc., a Delaware corporation (the “Company”) shall issue and sell to the Participant, and the Participant shall purchase from the Company, subject to the terms and conditions set forth herein and in the Company’s 2005 Stock Incentive Plan (the “Plan”), the number of shares identified in the attached Notice (the “Shares”) of common stock, $.01 par value, of the Company (“Common Stock”), at a purchase price per share identified in the attached Notice. The aggregate purchase price for the Shares shall be paid by the Participant by check payable to the order of the Company or such other method as may be acceptable to the Company. The Company shall record on its books the issuance to the Participant of that number of Shares purchased by the Participant. The Participant agrees that the Shares shall be subject to the Purchase Option set forth in Section 2 herein and the restrictions on transfer set forth in Section 4 herein.

2.	Purchase Option.

(a)        The Shares shall vest and become “Vested Shares” on the dates set forth in the attached Notice (each of such vesting dates being referred to as a “Vesting Date”). Except as provided in subsections 2(b) and 2(c) below, in the event that the Participant ceases to be employed by the Company (as an employee or officer of, or an advisor or consultant to, the Company) for any reason or no reason, with or without cause, prior to the final Vesting Date following the date hereof, vesting shall cease and the Company shall have the right and option (the “Purchase Option”) to purchase from the Participant, for a sum specified in the attached Notice (the “Option Price”), some or all of the Shares that are not then Vested Shares.

(b)        In the event that the Participant’s employment with the Company is terminated by reason of death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Participant’s Shares shall vest with respect to an additional number of Shares that would have vested during the one-year period following the termination of the Participant’s employment with the Company.

(c)         If the Participant retires prior to the final Vesting Date, then the Shares shall continue to vest through the final Vesting Date notwithstanding that the Participant ceases to be employed by the Company; provided, however, if the Participant, prior to the final Vesting Date, violates (as determined by the Company in its sole discretion) the non-competition, non-solicitation or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other similar agreement between the Participant and the Company, vesting shall immediately cease and the Company shall have the right to exercise the Purchase Option with respect to all of the Shares that are not Vested Shares on the date of the violation.

For purposes of this Section 2(c), “retirement” shall mean the cessation of employment with the Company for any reason other than “cause” by a Participant who is at least 60 years of age and who has worked continuously for the Company for the seven years

Terms and Conditions of Restricted Stock - Award under 2005 Stock Incentive Plan (Revised Nov. 2006)

immediately preceding the date of cessation of employment. “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive.

(d)        For purposes of these Terms and Conditions of the Restricted Stock Award, employment with the Company shall include employment with any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) and 424(f) of the Code.

3.	Exercise of Purchase Option and Closing.

(a)        The Company may exercise the Purchase Option by delivering or mailing to the Participant (or his estate), within 90 days after the termination of the employment of the Participant with the Company, a written notice of exercise of the Purchase Option. Such notice shall specify the number of Shares to be purchased. If and to the extent the Purchase Option is not so exercised by the giving of such a notice within such 90-day period, the Purchase Option shall automatically expire and terminate effective upon the expiration of such 90-day period.

(b)        Within 10 days after delivery to the Participant of the Company’s notice of the exercise of the Purchase Option pursuant to subsection (a) above, the Company shall cause to be transferred to the Company on its books that number of Shares which the Company has elected to purchase in accordance with the terms herein. In the event a certificate or certificates representing the Shares have been issued to the Participant, the Participant (or his estate) shall tender to the Company at its principal offices the certificate or certificates representing the Shares which the Company has elected to purchase in accordance with the terms herein, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company. Upon such transfer, the Company shall deliver or mail to the Participant a check in the amount of the aggregate Option Price for such Shares (provided that any delay in making such payment shall not invalidate the Company’s exercise of the Purchase Option with respect to such Shares).

(c)        After the time at which any Shares are transferred to the Company pursuant to subsection 3(b) above, the Company shall not pay any dividend to the Participant on account of such Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.

(d)        The Option Price may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of the Participant to the Company or in cash (by check) or both.

(e)        The Company shall not purchase any fraction of a Share upon exercise of the Purchase Option, and any fraction of a Share resulting from a computation made pursuant to

Terms and Conditions of Restricted Stock - Award under 2005 Stock Incentive Plan (Revised Nov. 2006)

Section 2 herein shall be rounded to the nearest whole Share (with any one-half Share being rounded upward).

(f)         The Company may assign its Purchase Option to one or more persons or entities.

4.	Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise any unvested Shares, or any interest therein, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, provided that such Shares shall remain subject to these Terms and Conditions of Restricted Stock Award (including without limitation the restrictions on transfer set forth in this Section 4, and the Purchase Option) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions herein.

5.	Effect of Prohibited Transfer.

The Company shall not be required (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth herein, or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

6.	Restrictive Legend.

All certificates representing Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“The shares of stock represented by this certificate are subject to restrictions on transfer and an option to purchase set forth in certain Terms and Conditions of Restricted Stock Award, and a copy of such Terms and Conditions of Restricted Stock Award is available for inspection without charge at the office of the Secretary of the corporation.”

7.	Provisions of the Plan.

These Terms and Conditions of Restricted Stock Award are subject to the provisions of the Plan, a copy of which is furnished herewith to the Participant.

Terms and Conditions of Restricted Stock - Award under 2005 Stock Incentive Plan (Revised Nov. 2006)

8.	Withholding Taxes; Section 83(b) Election.

(a)         No Shares will become Vested Shares unless and until the Participant satisfies any federal, state or local withholding tax obligation required by law to be withheld in respect of this award. The Participant acknowledges and agrees that to satisfy any such tax obligation, the Company shall deduct and retain from the Shares no longer subject to forfeiture under Section 2 such number of Shares as is equal in value to the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the lapse of the forfeiture provisions (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such income), based on the closing price of the Company’s common stock on the Vesting Date. The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock. The Participant and the Company have structured these terms and conditions to constitute a “binding contract” relating to the sale of Common Stock pursuant to this Section 8, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

(b)        The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986 may be filed with respect to this award.

9.	Miscellaneous.

(a)         No Rights to Employment. The Participant acknowledges and agrees that, except as otherwise provided in Section 2(c), the vesting of the Shares pursuant to Section 2 hereof is earned only by continuing service as an employee at the will of the Company (not through the act of being hired or purchasing shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.

(b)        Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.

(c)        Binding Effect. These terms and conditions shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 herein.

(d)        Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to the attached Notice, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9(c).

Terms and Conditions of Restricted Stock - Award under 2005 Stock Incentive Plan (Revised Nov. 2006)

(e)         Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(f)         Entire Agreement. These terms and conditions, the attached Notice and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter herein.

(g)        Amendment. These terms and conditions may be amended or modified in accordance with Section 11(f) of the Plan.

(h)        Governing Law. These terms and conditions shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

Terms and Conditions of Restricted Stock - Award under 2005 Stock Incentive Plan (Revised Nov. 2006)